Exhibit 5.2

16 August, 2013

Matter No.:878502

Doc Ref: FW/aw/#3720961v1

JA Solar Holdings Co., Ltd.

No. 36 Jiang Chang San Road

Zhabei Shanghai

People’s Republic of China

Dear Sirs,

Re:                             JA Solar Holdings Co., Ltd.

We have acted as special Cayman Islands legal counsel to JA Solar Holdings Co., Ltd. (the “Company”) in connection with the issue by the Company of (i) American Depositary Shares (the “ADSs”), each representing five ordinary shares of par value US$0.0001 each of the Company (the “Ordinary Shares”),; (ii) a series A-1 warrant (the “Series A-1 Warrant”) which entitles the holder(s) thereof to acquire Ordinary Shares in accordance with the terms thereof; (iii) a series A-2 warrant (the “Series A-2 Warrant”) which entitles holder(s) thereof to acquire Ordinary Shares in accordance with the terms thereof; (iv) a series A-3 warrant (the “Series A-3 Warrant”) which entitles holder(s) thereof to acquire Ordinary Shares in accordance with the terms thereof; and (v) a series B warrant (the “Series B Warrant”, collectively with the Series A-1 Warrant, the Series A-2 Warrant and the Series A-3 Warrant, the “Warrants”) which entitles the holder(s) thereof to acquire Ordinary Shares in accordance with the terms thereof in accordance with the terms of a securities purchase agreement dated 13 August, 2013 (the “SPA”) between the Company and Capital Ventures International (the “Buyer”).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)                                     an executed SPA in relation to the sale by the Company and purchase by the Buyer of the Ordinary Shares in the form of ADSs and the Warrants (collectively, the “Securities”);

(ii)                                  an executed placement agency agreement dated 13 August, 2013 (the “Placement Agreement”) between the Company and the Placement Agent;

(iii)                               an executed certificate dated 16 August, 2013 of the Company in respect of the Series A-1 Warrant  (the “Series A-1 Warrant Certificate”);

(iv)                              an executed certificate dated 16 August, 2013 of the Company in respect of the Series A-2 Warrant  (the “Series A-2 Warrant Certificate”);

(v)                                 an executed certificate dated 16 August, 2013 of the Company in respect of the Series A-3 Warrant  (the “Series A-3 Warrant Certificate”);

(vi)                              an executed certificate dated 16 August, 2013 of the Company in respect of the Series B Warrant  (the “Series B Warrant Certificate”);

(vii)                           the Company’s Registration Statement on Form F-3 (No. 333-188895) (the “Basic Registration Statement”) initially filed with the Securities and Exchange Commission in the United States (“SEC”) on 28 May, 2013, as amended, and declared effective on 28 June, 2013;

(viii)                        the registration statement on Form F-3MEF (File No. 333-190598) of the Company filed with the Commission pursuant to Rule 462(b) of the Rules and Regulations (such registration statement, at the time it became effective, being hereinafter referred to as the “462(b) Registration Statement” and, together with the Basic Registration Statement, the “Registration Statements”); and

(ix)                              the Company’s preliminary prospectus dated 28 June, 2013, as supplemented by the prospectus supplement dated 13 August, 2013 (collectively, the “Prospectus”).

The documents listed in items (i) through (ix) above are herein sometimes collectively referred to as the “Documents”, and the documents listed in items (i) through (vi) above are herein sometimes collectively referred to as the “Transaction Documents” (neither term includes any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of the certificate of incorporation of the Company, the second amended and restated memorandum of association (the “Memorandum”) and third amended and restated articles of association of the Company (as amended pursuant to a special resolution passed by shareholders of the Company on 28 June, 2013) (the “Articles”), each certified by a director of the Company on 15 August, 2013, copies of resolutions of all the members dated 8 January 2007 and resolutions of the board of directors of the Company dated 10 January 2007 approving the Deposit Agreement and written resolutions of all the directors of the Company dated 28 May, 2013 and 13 August, 2013 approving the Documents (the “Transaction Board Resolutions”, collectively with the prior resolutions referred to above, the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 14 August, 2013 (the

“Certificate Date”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the  Transaction Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York, U.S.A. (the “Foreign Laws”) of the Transaction Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Transaction Documents to the jurisdiction of the courts of New York State or United States federal court sitting in the Borough of Manhattan, the City of New York, U.S.A. (the “Foreign Courts”); (j) that on the date of entering into the Transaction Documents the Company is and after entering into the Transaction Documents will be able to pay its liabilities as they become due; (k) that upon the exercise of any Warrant in accordance the applicable terms of issue, no underlying Ordinary Share (such Ordinary Shares issuable upon an exercise of any Warrant, to be referred as the “Conversion Shares”) will be issued at a price that is less than the nominal value of the Ordinary Shares and any Ordinary Share to be issued, allotted and deposited with the Depositary to facilitate the issuance of any ADSs will be issued at a price that is not less than the nominal value of the Ordinary Shares and will be fully paid up upon its deposit with the Depositary; (l) that the Company will have sufficient authorised capital to effect the issue of any of the Conversion Shares upon a full exercise of the Warrants; (m) no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Security;  (n) the Deposit Agreement has not been amended or terminated; (o) the Registration Statements have been declared effective by the SEC prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statements; and (p) the transactions contemplated under the Documents complies with the requirements of the applicable rules of the Designated Stock Exchange (as defined in the Articles).

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce.  It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Transaction Documents.  In particular, the obligations of the Company under the Transaction Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction; and (f) in the case of the SPA and the Placement Agreement, may be subject to the common law rules that damages against the Company are only available where the Buyer rescinds the SPA, and the Placement Agent rescinds the Placement Agreement.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Transaction Documents if there are other proceedings in respect of those Transaction Documents simultaneously underway against the Company in another jurisdiction.  Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgment.  We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company or which purports to grant exclusive jurisdictions to any courts.

“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Ordinary Shares as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Memorandum and Articles after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Company’s current report on Form 6-K (the “Form 6-K”) with the SEC on the date hereof and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and validly existing under the laws of the Cayman Islands and is, as at the Certificate Date, in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands governmental authority, or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      The Ordinary Shares underlying the ADSs, when allotted and issued by the Company pursuant to the SPA and the Placement Agreement against payment in full of the consideration set forth therein, when entered on the register of members of the Company, will have been duly authorised, validly issued, fully paid, non-assessable.

3.                                      The Ordinary Shares, when allotted and issued by the Company upon an exercise of the Series A-1 Warrant and the Series A-2 Warrant, the Series A-3 Warrant and the Series B Warrant (as applicable) in accordance with their terms of issue, against payment in full of the consideration set forth therein, when entered on the register of members of the Company, will have been duly authorised, validly issued, fully paid, non-assessable.

4.                                      The Warrants as represented by the Series A-1 Warrant Certificate, the Series A-2 Warrant Certificate, the Series A-3 Warrant Certificate and the Series B Warrant Certificate, as applicable, have been duly authorized, executed and delivered by or on behalf of the Company, and constitute legal, valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited